Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:

Contact:

Kevin Harris

Chief Financial Officer

I-many, Inc.

732.452.1515

kharris@imany.com

I-many Announces Changes to Board of Directors and

Senior Management Team

John A. Rade Named Chairman; Yorgen H. Edholm Appointed Acting

President and Chief Executive Officer

EDISON, N.J., August 8, 2005 – I-many, Inc. (NASDAQ: IMNY), a leading provider of advanced Enterprise Contract Management (ECM) solutions for managing corporate commitments, today announced changes to its Board of Directors and senior management team that are designed to strengthen its position in the Life Sciences market and position the company for the next stage of its development in the ECM market.

Effective immediately, Board member John A. Rade will become Chairman of the Board of Directors and also assume certain executive management duties. He replaces interim Chairman Murray B. Low, who will remain a member of the I-many Board.

Board member Yorgen H. Edholm will become acting President and Chief Executive Officer of I-many, effective immediately. Former President and CEO A. Leigh Powell, as well as former Chief Operating Officer Terrence M. Nicholson, have decided to leave the company.

Commenting on the changes, Mr. Rade said, “The former management team took the company public and helped establish I-many as a leading provider of contract and transaction services to the Life Sciences industry. The natural next step in our evolution is now to build and expand our footprint in Life Sciences and position I-many as a provider of end-to-end ECM solutions across a broader range of industries. Our new management team has extensive knowledge and experience in creating focused strategies and executing on them.”

Mr. Edholm said, “By taking I-many to the next level, we can realize the full potential of our company for the benefit of our clients, shareholders and employees. I am excited about the future of I-many and am committed to transforming the company into an even stronger force in the ECM market. Once that transformation is well underway, I will periodically review, in conjunction with the Board, my ongoing role with the company.”

It is the Board’s intention to conduct, at the appropriate time, a search to identify and review potential internal and external candidates for the position of permanent CEO.

Both Mr. Rade and Mr. Edholm joined the I-many Board as independent directors on June 30, 2005, when the company expanded its Board from four to eight members. Each has extensive experience in senior management roles at leading software and high technology companies.

Mr. Rade served as President and Chief Executive Officer of AXS-One, Inc. (formerly Computron Software, Inc., a publicly traded software company) from 1997 until his retirement in 2004. Prior to joining Computron, he managed the pharmaceutical industry practice for American Management Systems, Inc., a management consulting and information technology company. Earlier in his career, Mr. Rade founded and was Chief Executive of S-Cubed, Inc., a provider of advanced computer software development tools.

His career in software and information technology also includes international management postings and leadership roles in a number of other software development, management consulting and industrial automation companies.

Mr. Edholm is a Silicon Valley veteran with nearly 25 years of experience in the enterprise software business. Most recently he was President and CEO of Accellion, Inc., a privately held developer of secure file transfer solutions, which he joined in 2003. Previously he served for two years as President and CEO of DecisionPoint Applications, an analytical applications company. In 1989 Mr. Edholm co-founded Brio Software and, during his 12 years as CEO, built the company into a software leader with $150 million in annual revenue, more than 700 employees and a customer base of more than 5,000 companies. He served as Chairman of Brio until 2003, when the company was acquired by Hyperion.

About I-many

I-many (NASDAQ:IMNY) delivers advanced Enterprise Contract Management solutions for managing corporate commitments. Designed to extend beyond the traditional contract management capabilities, I-many ContractSphere® offers an end-to-end solution, from pre-contract processes and contract management to transaction compliance. Ultimately, this provides companies with the visibility and control needed to manage any type of commitment – from contracts and obligations to payments and collections. The result is increased revenue, minimized risk and dramatically reduced operating costs, which deliver improved profitability with hard return on investment. More than 280 customers across 21 industries worldwide have implemented and realized the value of I-many business solutions. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include: the risk of unforeseen technical or practical impediments to planned software development, which could affect the Company’s product release timetable, the inherent risks of large software implementation projects, the possibility that current economic conditions will not improve as anticipated or will deteriorate, the possibility that extraordinary events outside the Company’s control could extend the length of the sales cycle for the Company’s products or make the market for the Company’s products more unpredictable, the risk that the Company’s historical dependence on the healthcare market will continue, the risk that the Company will not be successful in opening new markets for its products, and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission.

* * *